UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	May 7, 2009

NFINANSE INC.
(Exact name of registrant specified in its charter)
Nevada	000-33389	65-1071956
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3923 Coconut Palm Drive, Suite 107, Tampa, Florida	33619
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone, including area code:	(813) 367-4400
Not applicable.
(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

□           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Note Offering

On May 7, 2009, nFinanSe Inc. and its wholly owned subsidiary, nFinanSe Payments Inc. (collectively, the “Company”), commenced a note offering (the “Note Offering”) for the sale of notes (the “Notes”) in an amount not to exceed $1,000,000.  The Notes will accrue interest at 10% annually and will mature on July 31, 2009.  The Company’s obligations under the Notes are secured by a lien on substantially all of its assets.  As of May 13, 2009, the Company had sold notes with an original principal amount of $300,000 under the Note Offering.  Notes in the original principal amount of $100,000 were purchased by each of Ballyshannon Partners, L.P. and Lancaster Investment Partners, L.P. on May 7, 2009, and a Note in the original principal amount of $100,000 was purchased by Odyssey Capital Group, L.P. on May 8, 2009.  The Company anticipates that the sale of Notes under the Note Offering will be completed within thirty days.

The Notes provide for usual and customary events of default, including but not limited to (i) failure to pay interest or any fees within three business days of the date when due, and (ii) the occurrence of any event of default under the Company’s Amended and Restated Loan and Security Agreement, dated as of November 26, 2008, with Ballyshannon Partners, L.P., Ballyshannon Family Partnership, L.P., Midsummer Investment Ltd., Porter Partners, L.P., and Trellus Partners, L.P. (the “Amended and Restated Loan Agreement”).

Bruce E. Terker, a current member of the Board of Directors of the Company (the “Board”), has sole voting and dispositive power over the securities held by Ballyshannon Partners, L.P. and its affiliates, two of which are purchasers of the Notes.  Mr. Terker has a financial interest in such entities, and, as such, has a financial interest in the Note Offering and the Notes.

Intercreditor Agreement

In connection with the Note Offering, the purchasers of the Notes are entering into an Intercreditor Agreement with the Company and the Accommodation Lenders (as defined in the Amended and Restated Loan Agreement).  Upon the occurrence and during an event of default under the Notes, the Notes shall be repaid after the repayment in full of the Accounts Receivable Loans (as defined in the Amended and Restated Loan Agreement) and prior to any repayment of the Accommodation Loans (as defined in the Amended and Restated Loan Agreement).

Additional Warrant Issuance

Pursuant to the terms and conditions of the Note Offering, the Company issued warrants (the “Note Offering Warrants”) to the purchasers of Notes and will issue warrants to subsequent note purchasers, which, in the aggregate, will entitle such Note holders to purchase an aggregate of 250,000 shares of the Company’s common stock, $0.001 par value per share (“Common Stock”), at a per share price of $1.00, which exercise price is subject to customary adjustments for Common Stock splits and reverse stock splits.

    The Note Offering Warrants expire after a one-year term.  The Note Offering Warrants may not be exercised by means of a “cashless exercise.”  In the event that the Company shall consolidate with or merge with or into another person or entity, or the Company shall sell, transfer or lease all or substantially all of its assets, or the Company shall change its Common Stock into property or other securities (each, a “Triggering Transaction”), the Note Offering Warrants shall terminate and shall thereafter represent only the right to receive the cash, evidences of indebtedness or other property as the holders of the Notes would have received had they been the record owner, at the time of completion of a Triggering Transaction, of that number of shares of Common Stock receivable upon exercise of the Note Offering Warrants in full, less the aggregate exercise price payable in connection with the full exercise of the Note Offering Warrants.  The Note Offering Warrants are not exercisable by the holders of the Notes to the extent that, if exercised, they or any of their affiliates would beneficially own in excess of 9.99% of the then issued and outstanding shares of Common Stock.

As written above, Bruce E. Terker, a current member of the Board, has sole voting and dispositive power over the securities held by Ballyshannon Partners, L.P. and its affiliates, two of which are recipients of Note Offering Warrants.  Mr. Terker has a financial interest in such entities, and, as such, has a financial interest in the Note Offering, the Notes and the Note Offering Warrants.

Item 2.03.  Creation of a Direct Financial Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in response to Item 1.01 of this Current Report on Form 8-K as related to the Note Offering and the Notes is incorporated herein by reference.

Item 3.02.  Unregistered Sales of Equity Securities.

The information provided in response to Item 1.01 of this Current Report on Form 8-K as related to the Note Offering Warrants is incorporated herein by reference.  The Company issued the Note Offering Warrants in reliance on the exemption from registration provided by Section 4(2) of the Act.

Item 3.03.  Material Modification to Rights of Security Holders.

The information provided in response to Item 1.01 of this Current Report on Form 8-K under the heading “Intercreditor Agreement” is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NFINANSE INC.

Date:	May 13, 2009	By:	/s/ JERRY R. WELCH
		Name:	Jerry R. Welch
		Title:	Chief Executive Officer

DB1/62911909.3